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                                                             Exhibit (d)(6)(iii)

                              AMENDED AND RESTATED

                          INVESTMENT ADVISORY AGREEMENT

        AMENDED AND RESTATED AGREEMENT, dated as of July 31, 2003, by and between The Equitable Life Assurance Society of the United States, a Delaware corporation ("Equitable" or the "Manager"), and Morgan Stanley Investment Management Inc., a Delaware corporation (the "Adviser").

        WHEREAS, EQ Advisors Trust (the "Trust") is registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

        WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the "Policies") under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

        WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

        WHEREAS, Equitable is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and is the investment manager to the Trust;

        WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

        WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract (the "Agreement"); and

        WHEREAS, the Board of Trustees of the Trust and Equitable desire to retain the Adviser to render investment advisory services to the Portfolio in the manner and on the terms hereinafter set forth.

        NOW, THEREFORE, Equitable and the Adviser agree as follows:

1.      APPOINTMENT OF ADVISER

        The Manager hereby appoints the Adviser to act as investment adviser for the Portfolio and to manage the investment and reinvestment of the assets of the Portfolio, subject to the supervision of the Trustees of the Trust and the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or Manager in any way or otherwise be deemed an agent of the Trust or Manager except as expressly authorized in this Agreement or another writing by the Trust, Manager and the Adviser.

2.      SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

        A. The Adviser will manage the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the direction and control of the Trustees of the Trust and the Manager and in accordance with the provisions of the Trust's registration statement, as amended from time to time. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Portfolio, the Adviser will:

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                (i)     obtain and evaluate pertinent economic, statistical,
        financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

                (ii) formulate and implement a continuous investment program for the Portfolio (a) consistent with the investment objectives, policies and restrictions of the Portfolio as stated in the Trust's Agreement and Declaration of Trust, By-Laws, and such Portfolio's currently effective Prospectus and Statement of Additional Information ("SAI") as amended from time to time, and (b) in compliance with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended, and requirements applicable to registered investment companies under other applicable laws;

                (iii) take whatever steps are necessary to implement the investment program for the Portfolio by the purchase and sale of securities and other investments authorized under the Trust's Agreement and Declaration of Trust, By-Laws, and such Portfolio's currently effective Prospectus and SAI, including the placing of orders for such purchases and sales;

                (iv) regularly report to the Trustees of the Trust and the Manager with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Manager or the Trustees of the Trust, including attendance at Board of Trustees Meetings, as reasonably requested, to present such information and reports to the Board;

                (v) provide determinations of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio's net asset value in accordance with procedures and methods established by the Trustees of the Trust;

                (vi) provide any and all information, records and supporting documentation about accounts the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the portfolio which may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Adviser's prior performance in the Prospectus and the SAI of the Portfolio and any permissible reports and materials prepared by the Portfolio or its agent; provided, however, Adviser shall not be required to provide the name or identity of any client (other than a registered investment company) with respect to such information, records and supporting documentation, nor shall Adviser be required to provide any information which is considered by it to be confidential; and

                (vii) establish appropriate interfaces with the Trust's administrator and Manager in order to provide such administrator and Manager with all necessary information reasonably requested by the administrator and Manager.

        B. The Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to fully and in good faith perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the

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investment affairs of the Portfolio (excluding that necessary for the determination of net asset value and shareholder accounting services).

        C. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust's currently effective Prospectus and SAI, as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

        In accordance with Section 11 (a) of the Securities Exchange Act of 1934, as amended ("1934 Act") and subject to any other applicable laws and regulations, including Section 17(e) of the Investment Company Act and Rule 17e-1 thereunder, the Adviser may engage affiliates and broker-dealers to effect portfolio transaction in securities for the Portfolio.

        Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the 1934 Act, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, and the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Trust's Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the most favorable price and best execution available, the Adviser may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

        D. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

        E. The Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

        F. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, exercise all rights of security holders with respect to securities held by the Portfolio, including, but not limited to: voting proxies; converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

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3.      COMPENSATION OF ADVISER

        The Manager will pay the Adviser, with respect to the Portfolio, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Adviser on the first day of each month; however, this advisory fee will be calculated on the daily average value of the Portfolio's assets and accrued on a daily basis.

4.      LIABILITY OF ADVISER

        Neither the Adviser nor any of its affiliates, directors, officers, or employees nor anyone who controls the Adviser (or any of its affiliates, directors, officers, or employees) within the meaning of Section 15 of the Securities Act of 1933, as amended (" 1933 Act"), shall be liable to the Manager for any loss suffered by the Manager resulting from its acts or omissions as Adviser to the Portfolio, except for losses to the Manager or the Trust resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the duties of the Adviser or any of its affiliates, directors, officers or employees. The Adviser, its affiliates, directors, officers or employees and anyone who controls the Adviser (and any of its affiliates, directors, officers and employees) within the meaning of Section 15 of the 1933 Act shall not be liable to the Manager or the Trust for any loss suffered as a consequence of any action or inaction of other service providers to the Trust in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Trust is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Adviser under this Agreement.

5.      NON-EXCLUSIVITY

        The services of the Adviser to the Portfolio and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.      SUPPLEMENTAL ARRANGEMENTS

        The Adviser may enter into arrangements with other persons affiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to better enable it to fulfill its duties and obligations under this Agreement.

7.      REGULATION

        The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.      RECORDS

        The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as the Adviser is required by

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applicable law or regulatory authorities to retain as well as those records that the Adviser shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein. In such event, the Adviser will be permitted to retain duplicates of such records as are required by the Adviser to be retained under applicable law or by regulatory authorities. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is required or requested by applicable federal or state regulatory authorities or self regulatory organization of which the Adviser or its affiliates may be a member.

9.      DURATION OF AGREEMENT

        This Agreement shall become effective upon the date first above written and, unless otherwise terminated, will continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually by: (i) the Board of Trustees or by vote of a majority of the Portfolio's outstanding voting securities, and (ii) by vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company
Act) ("Independent Trustees") of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

10.     TERMINATION OF AGREEMENT

        This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, or by vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days' written notice to the Manager and the Adviser, or by the Manager or the Adviser on sixty (60) days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.     PROVISION OF CERTAIN INFORMATION BY ADVISER

        The Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

        A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

        B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust; and/or

        C. the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of the Portfolio changes or there is otherwise an actual change in control or management of the Adviser.

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12.     USE OF ADVISER'S NAME

        The Manager will not use the Adviser's name (or that of any affiliate, including the name "Morgan Stanley") in Trust promotional or sales related materials prepared by or on behalf of the Manager or the Trust without prior review and approval by the Adviser, which may not be unreasonably withheld or delayed. The Manager and the Trust agree that if this Agreement is terminated and the Adviser or an affiliate of the Adviser shall no longer be the adviser to the Portfolio, the Trust will change the name of the Portfolio to delete any reference to the name of the Adviser or that of any affiliate.

13.     AMENDMENTS TO THE AGREEMENT

        Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Trust.

14.     ENTIRE AGREEMENT

        This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio listed in Appendix A.

15.     HEADINGS

        The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.     NOTICES

        All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

17.     SEVERABILITY

        Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

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18.     GOVERNING LAW

        The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

        Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                     THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                                     UNITED STATES

                                     By:  /s/ Peter D. Noris
                                          -------------------------------
                                          Name: Peter D. Noris
                                          Title: Executive Vice President

                                     MORGAN STANLEY INVESTMENT MANAGEMENT INC.

                                     By:  /s/ John Pak
                                          -------------------------------
                                          Name:  John Pak
                                          Title: Executive Director

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                                   APPENDIX A

Portfolio                               Advisory Fee
---------                               ------------

EQ/Emerging Markets Equity Portfolio    1.00% of the Portfolio's average daily
                                        net assets up to and including $100
                                        million; 0.80% of the Portfolio's
                                        average daily net assets over $100
                                        million and up to and including $400
                                        million; 0.60% of the Portfolio's
                                        average daily net assets over $400
                                        million and up to and including $500
                                        million; and 0.40% of the Portfolio's
                                        average daily net assets in excess of
                                        $500 million.

Amended and Restated:  July 31, 2003

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